LETTER OF CONSENT

             RE: UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL
                                   INFORMATION

We hereby consent to the incorporation by reference of our report as of March 31, 2000 relating to the unaudited condensed consolidated interim financial statements of Watchout Inc. that are included in the Form 10-Q for the quarter ended March 31, 2000 , in the proposed July 6, 2000 filing on Form S-8.





By: Kevin Waltzer
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Kevin Waltzer